The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-199966

Subject to Completion.  Dated April 10, 2015.
Pricing Supplement to the Prospectus and Prospectus Supplement, each dated November 7, 2014 and the Product Supplement No. 4a-I dated November 7, 2014 - No.
Medium-Term Notes, Series E
$
Enhanced Participation Basket-Linked Notes due 2016
(Linked to a Basket)

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (October 19, 2016, subject to adjustment) is based on the performance of an unequally weighted basket (which we refer to as the basket) consisting of the Taiwan Stock Exchange Capitalization Weighted Stock Index (the “TAIEX”) (80.00% initial weight) and the Hang Seng China Enterprises Index (20.00% initial weight) as measured from and including the trade date (on or about April 14, 2015) to and including the determination date (October 14, 2016, subject to adjustment).  The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final basket underlier level divided by the initial basket underlier level (set on the trade date) multiplied by (ii) the applicable initial weighted value for such basket underlier.  If the final basket level on the determination date is greater than the initial basket level (set on the trade date), the return on your notes will be positive.  If the basket declines from the initial basket level to the final basket level, the return on your notes will be negative.  You could lose your entire investment in the notes.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level.  On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•
if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate (expected to be between 1.50 and 1.75) times (c) the basket return; or

•
if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times the basket return.  You will receive less than $1,000 if the final basket level is less than the initial basket level.

A decrease in the level of one basket underlier may offset increases in the level of the other basket underlier. Due to the 80% weight of the TAIEX in the basket, the performance of the TAIEX will have a significantly larger impact on your return on the notes than the performance of the Hang Seng China Enterprises Index.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See “Risk Factors” on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Factors” on page PS-13 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes.  You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

If the notes priced today and assuming an upside participation rate equal to the middle of the range listed above, the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $971.40 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the final pricing supplement and will not be less than $961.40 per $1,000 principal amount note.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-6 of this pricing supplement for additional information about JPMS’s estimated value and “Summary Information — Secondary Market Prices of the Notes” on page PS-7 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about April 21, 2015
Original issue price: 100.00% of the principal amount*
Underwriting commission/discount: up to 1.67% of the principal amount*
Net proceeds to the issuer:          % of the principal amount
See “Summary Information — Supplemental Use of Proceeds” on page PS-8 of this pricing supplement for information about the components of the original issue price of the notes.
*JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to an unaffiliated dealer.  In no event will these selling commissions exceed 1.67% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-87 of the accompanying product supplement no. 4a-I.  The original issue price will be 98.33% of the principal amount for investors in certain fee-based advisory accounts; see “Supplemental Plan of Distribution” on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated                  , 2015

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes.  In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Key Terms

Issuer: JPMorgan Chase & Co.

Basket underliers and initial weights:

Basket Underlier	Basket Underlier Sponsor	Bloomberg Ticker Symbol	Initial Weight
TAIEX	Taiwan Stock Exchange Corporation	TWSE <Index>	80.00%
Hang Seng China Enterprises Index	Hang Seng Indexes Company Limited	HSCEI <Index>	20.00%
The accompanying product supplement refers to each basket underlier as an “Underlying.”

Principal amount: each note will have a principal amount of $1,000; $                 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways.  The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount.  See “Selected

Risk Factors — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-15 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return; or

•
if the final basket level is equal to or less than the initial basket level the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.  You will receive less than $1,000 if the final basket level is less than the initial basket level.

Initial basket level:  Set equal to 100 on the trade date

Initial weighted value:  the initial weighted value for each of the basket underliers will equal the product of the initial weight of that basket underlier times the initial basket level.  The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
TAIEX	80.00%
Hang Seng China Enterprises Index	20.00%

Initial basket underlier level (to be set on the trade date and will be the closing level of the applicable basket underlier on the trade date):  with respect to each basket underlier, the closing level of the basket underlier on the trade date

Final basket level: the basket closing level of the basket on the determination date

Basket closing level: the basket closing level on any relevant day will be the sum of the products of (i) the closing level of each basket underlier on that day divided by the initial basket underlier level of that basket underlier and (ii) the initial weighted value of that basket underlier

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

Upside participation rate (to be provided in the final pricing supplement): expected to be between 1.50 and 1.75

Trade date: on or about April 14, 2015

Original issue date (settlement date): on or about April 21, 2015

Determination date: October 14, 2016, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” on page PS-45 of the accompanying product supplement

Stated maturity date: October 19, 2016, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-43 of the accompanying product supplement.  The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Closing level:  as described under “The Underlyings — Indices — Level of an Index” on page PS-65 of the accompanying product supplement

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-43 of the accompanying product supplement

Trading day: as described under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-47 of the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I, as supplemented by “ — Supplemental Use of Proceeds” below

Capital gains tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-99 of the accompanying product supplement no. 4a-I

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-87 of the accompanying product supplement no. 4a-I; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement.  JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at that price less a concession not in excess of 1.67% of the principal amount.  The original issue price for notes purchased by certain fee-based advisory accounts will be 98.33% of the principal amount of the notes, which will reduce the selling commissions specified on the cover of this pricing supplement with respect to those notes to 0.00%.

We expect to deliver the notes against payment therefor in New York, New York on or about April 21, 2015, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because we own, directly or indirectly, all of the outstanding equity securities of JPMS and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 48125UNE8

ISIN no.: US48125UNE81

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	basket underlier
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: basket return, initial basket level, initial basket underlier level, final basket level, final basket underlier level, initial weight, upside participation rate.  Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

JPMS’s Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Factors — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” on page PS-14 of this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Factors — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-14 of this pricing supplement.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Factors — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-13 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-15 of this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the date of this pricing supplement through July 14, 2015.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Factors — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-14 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Examples” on page PS-8 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Basket Underliers” on page PS-18 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the basket closing level will be on any day throughout the term of your notes, and no one can predict what the final basket level will be on the determination date.  The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and our creditworthiness.  In addition, JPMS’s estimated value will be less than the original issue price.  For more information on the JPMS’s estimated value, see “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-6 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	1.50
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date
During the term of the notes, each basket underlier is not discontinued, the method of calculating each basket underlier does not change in any material respect and each basket underlier is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of that basket underlier had those modifications not been made
Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial basket underlier levels that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.  As a result, the actual initial basket underlier level of each basket underlier may differ substantially from that basket underlier level prior to the trade date.

For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement.  For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	175.000%
140.000%	160.000%
130.000%	145.000%
120.000%	130.000%
110.000%	115.000%
105.000%	107.500%
102.500%	103.750%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment that we would deliver on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis.  The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The following examples illustrate the hypothetical payment at maturity on each $1,000 principal amount note based on hypothetical initial basket underlier levels, each of which we refer to as an “initial level,” and closing levels of the basket underliers on the determination date, each of which we refer to as a “final level,” calculated based on the key terms and assumptions above.  The levels in Column A represent the hypothetical initial level for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the initial weighted values of each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.  The values below have been rounded for ease of analysis.

Example 1:  The final basket level is greater than the initial basket level.  The payment at maturity exceeds the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
TAIEX	9,600.00	10,080.00	105%	80.00	84.00
Hang Seng China Enterprises Index	13,400.00	14,070.00	105%	20.00	21.00

Final Basket Level:105.00
Basket Return: 5.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Because the hypothetical final basket level of 105.00 exceeds the initial basket level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × 1.50 × 5.00%) = $1,075.00

Example 2:  The final basket level is less than the initial basket level.  The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
TAIEX	9,600.00	4,800.00	50%	80.00	40.00
Hang Seng China Enterprises Index	13,400.00	18,090.00	135%	20.00	27.00

			Final Basket Level:		67.00
			Basket Return:		-33.00%

In this example, the hypothetical final level of the TAIEX is less than its hypothetical initial level, while the hypothetical final level of the Hang Seng China Enterprises Index is greater than its hypothetical initial level.

Because the basket is unequally weighted, an increase in the lower weighted basket underlier will be offset by a decrease in the more heavily weighted basket underlier.  In this example, the large decline in the TAIEX results in the hypothetical final basket level being less than the initial basket level, even though the Hang Seng China Enterprises Index increased.

Because the hypothetical final basket level of 67.00 is less than the initial basket level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × -33.00%) = $670.00

Example 3:  The final basket level is less than the initial basket level.  The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
TAIEX	9,600.00	10,560.00	110%	80.00	88.00
Hang Seng China Enterprises Index	13,400.00	2,680.00	20%	20.00	4.00

Final Basket Level:92.00
Basket Return: -8.00%

In this example, although the hypothetical final level for one of the basket underliers is greater than its applicable hypothetical initial level, the hypothetical final level of the other basket underlier decreases significantly from its hypothetical initial level, which results in the hypothetical final basket level being less than the initial basket level.  Because the hypothetical final basket level of 92.00 is less than the initial basket level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × -8.00%) = $920.00

The payments at maturity shown above are entirely hypothetical; they are based on closing levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-15 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial basket underlier level of each basket underlier and upside participation rate we will provide in the final pricing supplement and the actual final basket level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

SELECTED RISK FACTORS

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement no. 4a-I.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks underlying the basket underliers that compose the basket to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative.  Your investment will be exposed to loss if the final basket level is less than the initial basket level.  For every 1% that the final basket level is less than the initial basket level, you will lose an amount equal to 1% of the principal amount of your notes.  Accordingly, you could lose some or all of your initial investment at maturity.  Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Notes Are Subject to the Credit Risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and JPMS’s estimated value. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes.  In performing these duties, our economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-13 of the accompanying product supplement no. 4a-I for additional information about these risks.

JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-6 of this pricing supplement.

JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-6 of this pricing supplement.

JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-6 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Summary Information — Secondary Market Prices of the Notes” on page PS-7 of this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” on page PS-16 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the basket underliers, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility of the basket underliers;

•	the time to maturity of the notes;

•	the dividend rates on the underlier stocks;

•	the actual or expected positive or negative correlation between the basket underliers, or the absence of any such correlation;

•	interest and yield rates in the market generally;

•
the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the underlier stocks of the basket underliers are traded and the correlation between those rates and the closing levels of the basket underliers; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes.  If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount.  If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount.

Correlation (or Lack of Correlation) of the Basket Underliers

The notes are linked to an unequally weighted basket.  Performances of the basket underliers may or may not be correlated with each other.  At a time when the value of one of the basket underliers increases, the value of the other basket underlier may not increase as much or may even decline.  Therefore, in calculating the final basket level, increases in the value of one of the basket underliers may be moderated, or more than offset, by the lesser increase or decline in value of the other basket underlier. Further, because the basket underliers are unequally weighted, an increase in the value of the lower-weighted basket underlier may be offset by even a smaller decrease in value of the more heavily weighted basket underlier.  In addition, high correlation of movements in the basket underliers during periods of negative returns among the basket underliers could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the final basket level will be higher than the initial basket level.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments.  As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate.  In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks would have.

The Notes Do Not Provide Direct Exposure to Fluctuations in Foreign Exchange Rates

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the basket underlier stocks are based, although any currency fluctuations could affect the performance of the basket underlier.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

The Notes Are Subject to Risks Associated with Securities Issued by Non-U.S. Companies

The underlier stocks that compose the basket underliers have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Notes Are Subject to Risks Associated with Emerging Markets

The underlier stocks that compose the basket underliers have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  Any of the foregoing could adversely affect the levels of the basket underliers and the notes.

Lack of Liquidity

The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement.  In particular, each of JPMS’s estimated value and the upside participation rate will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the upside participation rate.

The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Capital gains tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is an unequally weighted basket composed of two indices with the initial weights within the basket set forth in the table below:

Basket Underlier Information as of April 9, 2015
Basket Underlier	Bloomberg Ticker Symbol	Initial Weight in Basket	Basket Underlier Closing Level
TAIEX	TWSE	80.00%	9,568.04
Hang Seng China Enterprises Index	HSCEI	20.00%	13,748.37

The Taiwan Stock Exchange Capitalization Weighted Stock Index

The TAIEX is a capitalization-weighted price return index of the Taiwan equity market.  The TAIEX is composed of all common stocks listed for trading on the Taiwan Stock Exchange.  For additional information about the TAIEX, see the information set forth under “The Taiwan Stock Exchange Capitalization Weighted Stock Index” of PS-21 in this pricing supplement.

Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index consists of the H-shares of the 40 largest and most liquid companies with a primary listing on the main board of the Stock Exchange of Hong Kong.  For additional information about the Hang Seng China Enterprises Index, see the information set forth under “The Hang Seng China Enterprises Index” on page PS-25 in this pricing supplement.

Historical Basket Levels

You should not take the historical levels of the basket or the basket underliers as an indication of the future performance of the basket or the basket underliers, respectively.  We cannot give you any assurance that the future performance of the basket, basket underliers or the underlier stocks will result in a return of any of your initial investment on the stated maturity date.  In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers.  The actual performance of the basket or the basket underliers over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The following graph is based on the basket closing levels for the period from January 4, 2010 through April 9, 2015 assuming that the basket closing level was 100 on January 4, 2010.  We derived the basket closing levels based on the method of calculating the basket closing level as described in this pricing supplement and on the closing levels of the relevant basket underliers on the relevant dates.  We obtained the closing levels reflected in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The basket closing level has been normalized such that its hypothetical level on January 4, 2010 was 100.  As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers.  The graph below is for illustrative purposes only.

Historical Closing Levels of the Basket Underliers

The respective closing levels of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing levels of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the term of your notes.

The graphs below show the closing levels of the basket underliers on each day from January 4, 2010 through April 9, 2015.  The closing level of the TAIEX on April 9, 2015 was 9,568.04.  The closing level of the Hang Seng China Enterprises Index on April 9, 2015 was 13,748.37.  We obtained the closing levels listed in the graphs below from the Bloomberg, without independent verification.

THE TAIWAN STOCK EXCHANGE CAPITALIZATION WEIGHTED STOCK INDEX

We have derived all information contained in this document regarding the Taiwan Stock Exchange Capitalization Weighted Stock Index (the “TAIEX”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, Taiwan Stock Exchange Co., Ltd. (the “TWSE”).  The TAIEX is calculated, maintained and published by TWSE. TWSE has no obligation to continue to publish, and may discontinue publication of, the TAIEX.

The TAIEX is reported by Bloomberg L.P. under the ticker symbol “TWSE.”

The TAIEX is a capitalization-weighted price return index of the Taiwan equity market.  The TAIEX was set with an initial baseline value of 100 points in 1966. The TAIEX is constantly computed and broadcast every minute during TWSE trading hours.

Composition of the TAIEX

The TAIEX is composed of all common stocks listed for trading on the Taiwan Stock Exchange, as set forth below:

(1)
Stocks of newly listed companies are included in the sample from the first trading day of the month following one full calendar month from listing; provided that stocks of listed companies converted into financial holding companies or investment holding companies, and listed companies transferred from the over-the-counter market are included in the sample from the day of listing.

(2)
Stocks suspended from trading are included in the sample from the first trading day of the month following one full calendar month from reinstatement of normal trading; provided that stocks suspended from trading because of issuance of replacement shares due to capital reduction resulting from a corporate split are included in the sample from the day of resumed trading of the new shares.

(3)	Stocks changed to full-delivery trading are excluded from the sample and will be included again on the date regular trading status is restored.

Calculation of the TAIEX

The TAIEX is calculated by the following formula:

Index	=	aggregate market value	×	100
base value of the current day

The aggregate market value is the summation of the market values obtained by multiplying the traded price of each constituent by the number of the issued shares on the current day. If there is no traded price on the current day, the opening auction reference price of the current day may be used for calculation. However, stock of newly listed companies included in the calculation of the TAIEX may be accounted for on the basis of the listed shares on the current date instead of the number of issued shares.

The base value on the current day is calculated by the following formula:

Base value on the current day	=	adjusted aggregate market value after the close on the previous day	×	Base value on the previous day
the closing aggregate market value on the previous day

The base value is adjusted to offset the impact of non-trading events, including new listings, de-listings and new share offerings.  In such circumstances, the adjusted aggregate market value after the close of the previous day is calculated using the following formula:

Adjusted aggregate market value after the close on the previous day = the closing aggregate market value on the previous day + the sum of the adjustments to market value

TWSE uses a different formula for different types of events to calculate the adjustments in market value.  The opening auction reference price on the current day may be used for the calculation of the various adjustments to market value described below after the close on the previous day, if the closing price is not available.  The following table indicates the type of event, the time of calculation and the method for calculating the adjustments to market value.

Event	Time of Calculation	Method of Calculating Change to Market Value
1. Addition or deletion of a component stock	effective date	adjustment to market value equals closing price on the final trading day before the change times number of shares issued by the listed company

2. Subscription of common shares for cash capital increase	ex-rights date	adjustment to market value equals cash capital increase subscription price times number of cash capital increase shares

3. Distribution of common shares as bonus to employees or certificates of entitlement to new shares	listing date
adjustment in market value equals (closing price before the listing date of distribution of common shares as bonus to employees or certificates of entitlement to new shares) times number of shares resulting from bonus to employees

4. Distribution of common shares as stock dividends on preferred stock	ex-rights date
adjustment in market value equals ex-rights reference price of the common shares times total number of common shares issued as stock dividends on preferred shares, where:
•      the ex-rights reference price of the common shares equals (closing price before the ex-rights date plus cash capital increase subscription price times cash capital increase share distribution rate) divided by (1 plus shareholder stock dividend rate plus cash capital increase share distribution rate);

•      the shareholder stock dividend rate equals number of capital increase shares distributed as dividends to shareholders divided by number of issued shares before the ex-rights date; and

•      the cash capital increase share distribution rate equals number of shares issued for the cash capital increase divided by number of issued shares before the ex-rights date.

5. Distribution where a listed company holds treasury stock for which capital cancellation has not occurred	ex-rights date
adjustment in market value equals aggregate market value after the ex-rights date minus aggregate market value before the ex-rights date, where:

•      the aggregate market value before the ex-rights date equals ( closing price before the ex-rights date minus cash dividend per share ) times number of issued shares before the ex-rights date; and

•      the aggregate market value after the ex-rights date equals (closing price before the ex-rights date minus cash dividend per share) divided by (1 plus shareholder stock dividend rate) times number of issued shares after the ex-rights date

6. Share cancellation based on the law	the first to occur of the ex-rights date and the third trading day of the month following public announcement of capital decrease	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

7. Failed offering for cash capital increase	reversion to the original number of issued shares on the third trading day of the next month following receipt of notification	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

8. Listing of certificates of entitlement to shares or new shares following company merger or consolidation	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

9. Listing of common shares issued in replacement of certificates of entitlement to convertible bonds	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

10. Common shares converted directly from convertible bonds or issued through exercise of securities with subscription right	the first to occur of the ex-rights date or the third trading day of the month following public announcement of the capitalization amendment registration	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

11. Cash capital increase shares or certificates of payment for which shareholders have waived subscription rights and public underwriting has been adopted	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

12. New shares issued for global depositary receipts	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

13. Common shares converted from convertible preferred shares	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

14. Other non-trading factors affecting aggregate market value		adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

License Agreement with TWSE

The Goldman Sachs Group, Inc. (“GS Group”) expects to enter into a non-exclusive license agreement with TWSE providing for the license to the GS Group, and certain of its affiliated or subsidiary companies, of the right to use the index, which is owned and published by TWSE, in connection with certain securities, including the notes. The license agreement between TWSE and the GS Group is expected to provide that the following language must be set forth in this prospectus supplement:

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY TWSE AND TWSE DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE TAIWAN TAIEX INDEX (“THE INDEX”) AND/OR THE FIGURE AT WHICH

THE HANG SENG CHINA ENTERPRISES INDEX

We have derived all information contained in this document regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSICL”), a wholly owned subsidiary of Hang Seng Bank.  The Hang Seng China Enterprises Index is calculated, maintained and published by HSICL.  HSICL has no obligation to continue to publish, and may discontinue publication of, the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

The Hang Seng China Enterprises Index was first calculated and published on August 8, 1994, one year after the first H-share company was listed on the Stock Exchange of Hong Kong (“HKEx”).  H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of a company incorporated in the Chinese mainland.  The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain H-share companies that have their primary listing on the main board of the HKEx.  The Hang Seng China Enterprises Index includes 40 constituent stocks.  The Hang Seng China Enterprises Index is calculated and disseminated real-time every 2 seconds during the trading hours on each trading day of HKEx, based on the calendar of the HKEx.

Composition of the Hang Seng China Enterprises Index

Defining the Eligible Stocks

Only H-share companies with a primary listing on the main board of HKEx are eligible to be included in the Hang Seng China Enterprises Index.  In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month by the review cut-off date; and (2) must satisfy the turnover screening requirements.  Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months.  To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months.  Turnover velocity is calculated by dividing the median of the daily traded shares during a specific calendar month by the free float-adjusted issued shares at the end of that month.

Selecting the Index Companies

The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.  From the eligible stocks, final selections are made using the following methodology:

(1)
all eligible stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;

(2)
the combined market capitalization ranking for each eligible stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and

(3)	the 40 stocks that have the highest combined market capitalization ranking are selected as the constituents of Hang Seng China Enterprises Index, subject to the buffer zone rule as described below.

Buffer Zone and Effective Date

Existing constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included.  In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December.  If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSICL. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes before the effective dates.

Index Calculation

The calculation methodology of the Hang Seng China Enterprises Index is a free float-adjusted market capitalization weighting methodology with a 10% cap on individual stocks.  The Hang Seng China Enterprises Index is a price index without adjustment for cash dividends or warrant bonuses.

The formula for the index calculation is shown below:

Current Index	=	Current Aggregate Free float-adjusted Market Capitalization of Constituents	×	Yesterday’s Closing Index
Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

=	S (Pt x IS x FAF x CF)	×	Yesterday’s Closing Index
S (Pt-1 x IS x FAF x CF)

where:

Pt	:	current price at day t;
Pt-1	:	closing price at day t-1;
IS	:	number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);
FAF	:	free float-adjusted factor, which is between 0 and 1; and
CF	:	capping factor, which is between 0 and 1.

Free-float Adjustments.  Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be consisted as non-free float and are excluded from the index calculation.  These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).  Lock-up shares with trading restrictions are classified as non-free float, regardless of the shareholding percentage.

The free float-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares.  The free float-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%.  For companies with more than one class of shares, the free float-adjusted factor is calculated separately for each class of shares.

Cap Factor.  A cap factor is calculated quarterly, such that no individual constituent in an Index will have a weighting exceeding a cap level of 10% on the index capping date.

Index Rebalancing.  The update of the issued shares, adjustment of the free float-adjusted factor and calculation of the cap factor are undertaken quarterly.  In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations.  Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

The Stock Exchange of Hong Kong

Trading on the HKEx is fully electronic through an Automatic Order Matching and Execution System.  The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority.  Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at Exchange Participants’ offices.  Continuous trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) on Monday to Friday (excluding public holidays).  In addition, there is a pre-opening (auction) session from 9.00 a.m. to 9.30 a.m.

The HKEx may, for the sake of maintaining a fair and orderly market, direct a trading halt or suspension in a listed company’s securities or delist a company in such circumstances and subject to such conditions as it thinks fit.  The HKEx may also do so where: (1) an issuer (the listed company) fails, in a manner considered material, to comply with the HKEx listing rules; (2) the HKEx consider that there are insufficient securities in the hands of the public; (3) the HKEx considers that the issuer does not have a sufficient level of operations or assets to warrant the continued listing of the issuer’s securities; or (4) the issuer or its business is no longer suitable for listing.

Disclaimers related to the Hang Seng Indexes Company Limited

THE HANG SENG CHINA ENTERPRISES INDEX IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED.  THE MARK AND NAME OF THE HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED.  HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG CHINA ENTERPRISES INDEX BY JP MORGAN CHASE & CO., IN CONNECTION WITH THE NOTES (THE “PRODUCT”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED.  THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG CHINA ENTERPRISES INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JP MORGAN CHASE & CO. IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT.  ANY BROKER,

HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED.  FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Chase & Co.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, together with the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  The information in this pricing supplement, the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively.  This pricing supplement, the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS
Pricing Supplement
Page
Summary Information	PS-3
Hypothetical Examples	PS-9
Selected Risk Factors	PS-13
The Basket and the Basket Underliers	PS-18
The Taiwan Stock Exchange Capitalization Weighted Stock Index	PS-21
The Hang Seng China Enterprises Index	PS-25

Product Supplement No. 4a-I dated November 7, 2014
Description of Notes	PS-1
Estimated Value and Secondary Market Prices of the Notes	PS-7
Risk Factors	PS-8
Use of Proceeds and Hedging	PS-42
General Terms of Notes	PS-43
The Underlyings	PS-52
Material U.S. Federal Income Tax Consequences	PS-77
Plan of Distribution (Conflicts of Interest)	PS-87
Notice to Investors	PS-89
Benefit Plan Investor Considerations	PS-99
Prospectus Supplement dated November 7, 2014
About This Prospectus Supplement	S-1
Foreign Currency Risks	S-2
Description of Notes	S-4
Description of Warrants	S-11
Description of Units	S-14
United States Federal Taxation	S-16
Plan of Distribution (Conflicts of Interest)	S-17
Prospectus dated November 7, 2014
Where You Can Find More Information	1
JPMorgan Chase & Co.	2
Consolidated Ratios of Earnings to Fixed Charges	3
Use of Proceeds	3
Important Factors That May Affect Future Results	4
Description of Debt Securities	6
Description of Warrants	12
Description of Units	15
Description of Purchase Contracts	17
Forms of Securities	18
Plan of Distribution (Conflicts of Interest)	23
Independent Registered Public Accounting Firm	25
Legal Matters	26
Benefit Plan Investor Considerations	26

$

JPMorgan Chase & Co.

Enhanced Participation Basket-Linked Notes due 2016

(Linked to a Basket)

Medium-Term Notes, Series E